EXHIBIT 10.2

TIDEWATER INTERNATIONAL

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended and Restated January 1, 2008

TIDEWATER INTERNATIONAL

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

i

TIDEWATER INTERNATIONAL

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, Tidewater Crewing Limited (“Tidewater Crewing” or “Employer” with respect to Eligible Employees of Tidewater Crewing) and Tidewater Marine North Sea Limited (“Tidewater North Sea” or “Employer” with respect to Eligible Employees of Tidewater North Sea) adopted this nonqualified unfunded plan known as the Tidewater International Supplemental Executive Retirement Plan (“Plan”), effective as of November 1, 2003;

WHEREAS, the Plan was adopted to provide a hypothetical pension plan benefit to a select group of management or highly compensated employees equal to the benefits that such employees would have received if eligible for the Tidewater Pension Plan (“Pension Plan”) without regard to Internal Revenue Code of 1986 (“Code”) limitations reduced for such executives’ benefit under the Tidewater Multi-National Pension Plan, the UK defined contribution plan or any other private pension plan sponsored by such executive’s employer (such Employer plans collectively referred to herein as the “Foreign Pension Plan”);

WHEREAS, nonqualified deferred compensation plans must be amended to comply with Code Section 409A by December 31, 2008; however, pursuant to Section 1.409A-1(b)(8)(ii) of the treasury regulations, adopted on April 10, 2007, this Plan is not subject to Code Section 409A if the compensation under this Plan would not have been includible in the Participant’s gross income for Federal tax purposes pursuant to Code Section 872 (generally covering certain compensation earned by nonresident alien individuals) if it had been paid to the Participant at the time that the legally binding right to the compensation first arose or, if later, the time that the legally binding right was no longer subject to a substantial risk of forfeiture and the Participant was a nonresident alien at such time; notwithstanding, if a Participant becomes subject to such Federal tax laws at a future date, this Plan must comply with Code Section 409A;

WHEREAS, the Plan is restated effective January 1, 2008, unless stated otherwise, as follows:

ARTICLE 1: PURPOSE OF THE PLAN

The Employers intend and desire by the adoption of this Plan to recognize the value to the Employers of past and present services of certain Eligible Employees and to encourage and assure their continued service with the Employer by making more adequate provision for their future retirement security.

ARTICLE 2: THE PENSION PLAN

The Pension Plan, whenever referred to in this Plan, shall mean the Tidewater Pension Plan, as amended, as it exists as of the date any determination is made of benefits payable under this Plan. All terms used in this Plan shall have the meanings assigned to them under the provisions of the Pension Plan, unless otherwise qualified by the context. Any ambiguities or gaps in this Plan shall be resolved by reference to the Pension Plan document.

ARTICLE 3: ADMINISTRATION

This Plan shall be administered by the Compensation Committee of Tidewater Inc. (the “Company”) Board of Directors, the Employee Benefits Committee, and the Board of Directors of Tidewater Inc. which shall administer this Plan in a manner consistent with their duties of administration of the Pension Plan. Each of these governing bodies shall have full power and authority to interpret, construe and administer this Plan in accordance with their respective duties under the Pension Plan, and a governing body’s interpretations and constructions hereof and actions hereunder, including the timing, form, amount or recipient of any payment to be made hereunder, within the scope of its authority, shall be binding and conclusive on all persons for all purposes. No member of a governing body shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan, unless attributable to his own willful misconduct or lack of good faith. Each administrator shall be fully indemnified as provided in the Pension Plan. A member of a governing body shall not participate in any action or determination regarding his own benefits hereunder.

ARTICLE 4: ELIGIBILITY

An Employee eligible to participate in the Plan must be employed by one of the Employers and serve as an officer of the Company. (the “Eligible Employee”). However, such Employee is excluded if he is a U.S. citizen or resident alien.

An Eligible Employee who ceases to be an Eligible Employee because of a change in his status as an officer shall have benefits under this Plan frozen as of the date he ceases to be an officer, and his benefits shall be paid as provided in Article 7, 8 or 10. Notwithstanding the foregoing, the Company’s Board of Directors or the Compensation Committee of the Company’s Board of Directors may, in its discretion, determine to increase benefits hereunder, credit an Eligible Employee with an additional period of service hereunder, accelerate the time or times of payment of benefits hereunder or change the date (but not retroactively) on which benefits cease to accrue for an Employee or terminating Employee.

ARTICLE 5: AMOUNT OF SUPPLEMENTAL PENSION BENEFIT

FOR ELIGIBLE EMPLOYEES OF TIDEWATER CREWING

Unless otherwise determined by the Company’s Board of Directors or the Company’s Compensation Committee under Article 4, the amount of supplemental pension benefit shall be:

(a) The supplemental pension benefit payable to an Eligible Employee or his Beneficiary or Beneficiaries under this Plan shall be the actuarial equivalent (based on the definition of this term in Section 1.02 of the Pension Plan of the excess, if any, of (i) over (ii) as described below:

(i) the benefit which would have been payable to such Eligible Employee or on his behalf to his Beneficiary or Spouse, as the case may be, determined as a monthly single life annuity under the Pension Plan, if such Eligible Employee had been eligible to participate in the Pension Plan as of the date hired by the Employer, treating compensation with Company and Employer as if earned within the United States and subject to Social Security and determining such benefit without regard to either the maximum amount of retirement income limitations of Section 415 of the Code, or the maximum compensation limitation of Section 401(a)(17) of the Code,

(ii) the benefit which is in fact payable to such Eligible Employee or on his behalf to his Beneficiary or Spouse under the Tidewater Multi-National Pension Plan;

(b) The computation in paragraph (i) above shall be made as though the factor, 0.85%, in Section 5.01(b)(1) of the Pension Plan were 1.35%.

(c) The computation in paragraph (i) above shall be made as to take into account any change authorized by the Company’s Board of Directors or the Company’s Compensation Committee as permitted in Article 4 hereof. The computation shall also be made as though the Employee’s service, determined under the service provisions of the Pension Plan, included the service prior to a break in service lost under such Pension Plan as a result of a break in service. After an Employee becomes an Eligible Employee, he may request the Company to provide him with a written statement of the number of years of service lost under the terms of the Pension Plan. If the Eligible Employee disagrees with the Company’s determination, he immediately shall contest it through the Plan’s Appeal Procedure referenced in Article 17, below. In the absence of the Eligible Employee’s timely request and objection, the Company’s determination shall become fixed.

(d) Supplemental pension benefits payable under this Plan to any Eligible Employee shall be computed in accordance with the foregoing, provided the Eligible Employee has met the vesting requirements of the Pension Plan, with the objective that such Eligible Employee should receive under this Plan the total amount which would have been payable to that Eligible Employee solely under the Pension Plan (as enriched by (b) and (c)).

ARTICLE 6: AMOUNT OF SUPPLEMENTAL PENSION BENEFIT

FOR ELIGIBLE EMPLOYEES OF TIDEWATER NORTH SEA

Unless otherwise determined by the Company’s Board of Directors or Company’s Compensation Committee under Article 4, the amount of supplemental pension benefit shall be:

(a) The supplemental pension benefit payable to an Eligible Employee or his beneficiary or Beneficiaries under this Plan shall be the actuarial equivalent (based on the definition of this term in Section 1.02 of the Pension Plan) of the excess, if any, of (i) over (ii) as described below:

(i) the benefit which would have been payable to such Eligible Employee or on his behalf to his beneficiary or spouse, as the case may be, determined as a monthly single life annuity under the Pension Plan, if such Eligible Employee had been eligible to participate in the Pension Plan as of the date hired by the Employer, treating compensation with Company and Employer as if earned within the United States and subject to Social Security, and determining such benefit without regard to either the maximum amount of retirement income limitations of Section 415 of the Code, or the maximum compensation limitation of Section 401(a)(17) of the Code,

(ii) the Eligible Employee’s hypothetical UK private executive pension plan (the “UK Plan”) benefit based on a monthly single life annuity. In determining such benefit both the Code Section 401(a)(17) compensation limit and Code Section 415 maximum benefit limit apply. The amount is determined by starting with the Eligible Employee’s actual UK Plan account balance attributable to contributions since employed with the Employer as of the date he becomes an officer with increases based upon the following assumption through the payment date:

(A)

contribution of 3% of compensation, as defined in the UK Plan, commencing no earlier than the first month following one year of employment; such contributions are assumed made to the UK Plan at the end of the plan year;

(B)	contributions assumed to grow with interest at 6%, compounded annually;

(C)

in the year of termination or loss of eligibility for this Plan, the balance is assumed to grow using simple interest at 6% applied to the beginning of year balance. Additionally, a partial year contribution is assumed made at the termination date or loss of eligibility for this Plan;

(D)	the balance is assumed to increase with simple interest at 6% through the end of the year of termination (or payment date, if earlier);

(E)	the balance is assumed to increase with simple interest at 6%, compounded annually, from the end of the year of termination to the end of the year preceding payment date;

(F)	the balance is further assumed to increase with simple interest at 6% from the end of the year preceding the payment date through the payment date; and

(G)	the balance at payment date is converted to an annuity using the actuarial equivalence factors at Section 1.02 of the Pension Plan.

(b) The computation in paragraph (i) above shall be made as though the factor, 0.85%, in Section 5.01(b)(1) of the Pension Plan were 1.35%.

(c) The computation in paragraph (i) above shall be made as to take into account any change authorized by the Company’s Board of Directors or the Company’s Compensation Committee as permitted in Article 4 hereof. The computation shall also be made as though the Employee’s service, determined under the service provisions of the Pension Plan, included the service prior to a break in service lost under such Pension Plan as a result of a break in service.

(d) Supplemental pension benefits payable under this Plan to any Eligible Employee who is not eligible for benefits under the Pension Plan shall be computed in accordance with the foregoing, provided the Eligible Employee has met the vesting requirements of the Pension Plan, (with the objective that the Eligible Employee should receive under this Plan and the UK Plan the total amount which would have been payable to that recipient solely under the Pension Plan (as enriched by (b) and (c)).

ARTICLE 7: PAYMENT OF SUPPLEMENTAL PENSION BENEFIT

7.1 Time and Form of Payout. Except as provided in Articles 4, 7, or 10 or unless the Participant elects otherwise under this Article 7.1, if a Participant terminates employment after completing 10 years of Vesting Service (as defined in the Pension Plan), the Participant’s supplemental pension benefit payable under the Plan (the “Plan Benefit”) shall commence on the later of (a) the first day of the seventh month following the Participant’s Termination Date or (b) age 55. If a Participant terminates employment before completing 10 years of Vesting Service, the Participant’s Pension Benefit shall commence on the later of (a) the first day of the seventh month following the Participant’s Termination Date or (b) his Normal Retirement Date (as defined in the Pension Plan and as determined on the Participant’s Termination Date). The payment commencement date for the Participant’s Plan Benefit that has accrued through the date of a Participant’s Termination Date will not change even if the Participant is reemployed and completes additional Years of Vesting Service. Further, if a Participant is reemployed following a Termination Date, payment may not be suspended or deferred.

Notwithstanding, a Participant may elect on a form provided by the Committee, and prior to the commencement of services relating to a benefit accrual (or during the 409A Transition period described in Section 7.2(b)), to commence Plan Benefits on a date following the Participant’s Termination Date and after attaining age 55 and completing 10 years of Vesting Service (as defined in the Pension Plan), but no later than his Normal Retirement Date (as defined in the Pension Plan and as determined on the Participant’s Termination Date). However, if a Participant terminates employment prior to completing 10 years of Vesting Service, the default rule in the above paragraph applies.

The Plan Benefit will be paid in the form of a single life annuity or, if married, in the form of a 50% joint and survivor annuity, unless a different form payable under the Pension Plan is elected.

A Participant may change a selected payment date and form of payment, provided the new election is at least twelve (12) months prior to the scheduled or default payment commencement date. The benefit paid earlier than Normal Retirement Age (as defined in the Pension Plan) shall be determined as if paid under the Pension Plan taking into account the early payment adjustments.

7.2 Cash-Out Amount. The foregoing notwithstanding, if the total value of the benefit payable under the Plan to the Employee, the Employee’s spouse, or designated beneficiary upon the Employee’s termination of employment (by retirement, death or otherwise) is less than the Code Section 402(g) limit, presently $15,500 ($10,000 limit for the period prior to December 31, 2007), the recipient shall receive an immediate lump sum benefit. All benefits shall be paid in U.S. dollars.

7.3 Payment Following Death. If the Employee’s spouse is surviving at the Employee’s death, the spouse will receive a 50% survivor spouse annuity. The benefit to the spouse shall commence as of the first of the month following the Employee’s death. If there is no spouse at the Employee’s death, a benefit will not be paid. However, if the Employee’s death is after benefits have commenced, the benefits will continue based upon the applicable form. Further, if the Employee continues employment past age 65 he may elect to provide a benefit for 5, 10, 15, or 20 years to a designated beneficiary. The beneficiary’s benefit is actuarially adjusted to reflect the length of the payment period. The spouse must consent to an alternate beneficiary. If (i) the beneficiary or beneficiaries, should die before such total guaranteed number of payments have been made, the remaining payments will be made to the estate of such beneficiary, or beneficiaries (or, if designated by the payee, to a secondary beneficiary or beneficiaries), or (ii) there is no surviving designated beneficiary upon the payee’s death, any remaining guaranteed payments will be made to the payee’s estate, provided that in either such event payment may be made either in an Actuarially Equivalent (as defined in the Pension Plan) single sum, payable immediately, or as a continuation of the monthly payments, as selected by the Committee.

7.4 Distribution delay for Specified Employees. If the Plan becomes subject to Code Section 409A, the requirements and limitations of such statute and all related IRS guidance, are incorporated herein. The discretionary payment terms in Article 4 will cease to be effective. Further, distribution will not be made before a “separation from service”, as defined in Section 1.409A-1(h) of the Treasury Regulations. Distribution to a Specified Employee due to termination of employment shall not be made earlier than the first business day following a six month delay. “Specified Employee” shall consist of all Participants; however, prior to January 1, 2008, “Specified Employee” shall mean the definition under Code Section 409(a)(2)(B) and Treasury Regulations Section 1.409A-1(i). Also, additional limitations apply to changes in the time and form of payment.

ARTICLE 8: PAYMENT ELECTION IN ANTICIPATION

OF A CHANGE OF CONTROL

Effective February 1, 2007, upon a Change of Control that also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Participant’s assets, as such terms are defined in Treasury Regulation Section 1.409A-3(i)(5) (a “Section 409A Change of Control”), a Participant or a former Participant shall be paid the benefits that become payable under this Plan (and, if applicable, as increased under the Participant’s Change of Control Agreement) in cash in a lump sum upon the consummation of a Section 409A Change of Control, or any payment or distribution elections applicable to the payment of the Participant’s, former Participant’s, or beneficiary’s Plan Benefit in the absence of a Section 409A Change of Control. Notwithstanding, if the Plan is subject to Code Section 409A and a Participant “separated from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations) prior to the Section 409A Change of Control, payment shall not be made until the first business day following the end of the six month delay period, except in the case of death. The determination of the lump sum amount shall be made using the same assumptions as are used in the Pension Plan to determine the amount of a lump sum benefit. The Article applies even when the Plan is not subject to Code Section 409A.

ARTICLE 9: EMPLOYEES’ RIGHTS

No Employee, spouse or beneficiary shall have greater rights under this Plan than those of general creditors of the Employer that received services of the Eligible Employee. Benefits payable under this Plan shall be a mere promise to pay in the future and shall be a general, unsecured obligation of the Employer that received services of the Eligible Employee. Notwithstanding, the benefits payable from this Plan shall be paid by the Employer of the respective Eligible Employee from its own funds. Such payments shall not (i) impose any additional obligation upon the Employer under the Pension Plan or Foreign Pension Plan; (ii) be paid from the Pension Plan or Foreign Pension Plan; or (iii) have any effect whatsoever upon the Pension Plan or Foreign Pension Plan. No Employee or his beneficiary or spouse shall have any title to or beneficial ownership in any assets which an Employer may use to pay benefits hereunder. Notwithstanding the foregoing provisions of this Article 9 and any other provision of the Plan (including, without limitation, Article 13), an Employer may, in its discretion, establish a trust to pay amounts becoming payable pursuant to the Plan, which trust shall be subject to the claims of the general creditors of the applicable Employer of the Employee in the event of its bankruptcy or insolvency. Notwithstanding any establishment of such a trust, the Employer shall remain responsible for the payment of any amounts so payable which are not so paid by such trust.

ARTICLE 10: AMENDMENT AND DISCONTINUANCE

Each Employer expects to continue this Plan indefinitely but, except as otherwise provided, reserves the right to amend or discontinue it if, in its sole judgment, such a change is deemed necessary or desirable. However, if the Company should amend or discontinue this Plan, the Employer shall continue to be liable to pay all benefits accrued under this Plan (determined on the basis of each Employee’s presumed termination of employment as of the date of such amendment or discontinuance), as of the date of such action. Such accrued benefits shall be calculated pursuant to the provisions of the Plan immediately prior to any such amendment or discontinuance. Upon a discontinuance, all benefits shall be 100% vested, and a lump sum equal to the actuarial present value of each Employee’s unpaid accrued benefit under this Plan shall be distributed to the Employee (or his beneficiary or spouse), and the Employer shall have no further obligation under this Plan. Such lump sum distributions shall be distributed within the thirty (30) days immediately following such discontinuance. No amendment shall be deemed to cause a reduction in an Employee’s accrued benefit under this Plan if the reduction of the benefit under this Plan is paired with a corresponding increase in the accrued benefit under the Pension Plan or applicable Foreign Pension Plan.

ARTICLE 11: CHANGE OF CONTROL

11.1 Vesting Upon a Change of Control.

(a)	Upon a Change of Control (as defined in Section 11.2 hereof) all benefits which have accrued under the Plan shall immediately become fully vested.

(b)

Additional fully vested benefits shall accrue under this Plan pursuant to an Eligible Employee’s Change of Control Agreement if after a Change of Control (as defined in Section 11.2 hereof) and during the “Employment Term”, the Employer terminates the Employee’s employment other than for “Cause”, death or “Disability”, or the Employee terminates employment for “Good Reason”. Each phrase within quotes in this provision is defined in the Employee’s Change of Control Agreement.

11.2 Definition of Change of Control. As used in this Section 11, “Change of Control” shall mean:

(a)

the acquisition by any “Person” (as defined in Section 11.3 hereof) of “Beneficial Ownership” (as defined in Section 11.3 hereof) of 30% or more of the outstanding Shares of the Company’s Common Stock, $0.10 par value per share (the ‘Common Stock’) or 30% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that for purposes of this subsection 11.2(a), the following shall not constitute a Change of Control:

(i)

any acquisition (other than a “Business Combination” (as defined in Section 11.2(c) hereof) which constitutes a Change of Control under Section 11.2(c) hereof) of Common Stock directly from the Company,

(ii)	any acquisition of Common Stock by the Company or its subsidiaries,

(iii)	any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(iv)	any acquisition of Common Stock by any corporation pursuant to a Business Combination which does not constitute a Change of Control under Section 11.2(c) hereof; or

(b)

individuals who, as of the effective date of this amendment and restatement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this amendment and restatement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(c)

consummation of a reorganization, merger or consolidation (including a merger or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a ‘Business Combination’), in each case, unless, immediately following such Business Combination,

(i)

the individuals and entities who were the Beneficial Owners of the Company’s outstanding Common Stock and the Company’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect Beneficial Ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Post-Transaction Corporation (as defined in Section 11.3 hereof), and

(ii)

except to the extent that such ownership existed prior to the Business Combination, no Person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either the Company, the Post-Transaction Corporation or any subsidiary of either corporation) Beneficially Owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 30% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(iii)

at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

11.3 Other Definitions. As used in Section 11.2 hereof, the following words or terms shall have the meanings indicated:

(a)	Affiliate: “Affiliate” (and variants thereof) shall mean a Person that controls, or is controlled by, or is under common control with, another specified Person, either directly or indirectly.

(b)

Beneficial Owner: “Beneficial Owner” (and variants thereof), with respect to a security, shall mean a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (i) the power to vote, or direct the voting of, the security, and/or (ii) the power to dispose of, or to direct the disposition of, the security.

(c)

Person: “Person” shall mean a natural person or company, and shall also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “Person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

(d)

Post-Transaction Corporation: Unless a Change of Control includes a Business Combination (as defined in Section 11.2(c) hereof), “Post-Transaction Corporation” shall mean the Company after the Change of Control. If a Change of Control includes a Business Combination, “Post-Transaction Corporation” shall mean the corporation resulting from the Business Combination unless, as a result of such Business Combination, an ultimate parent corporation controls the Company or all or substantially all of the Company’s assets either directly or indirectly, in which case, “Post-Transaction Corporation” shall mean such ultimate parent corporation.

11.4 Distributions. Article 8 hereof describes the distribution provisions applicable to a Section 409A Change of Control, as defined in Article 8.

ARTICLE 12: GUARANTY BY THE COMPANY

The Company hereby binds itself, on a joint and several basis, with each Employer for the full performance by the Employer of all obligations, and liabilities of the Employer to Employee of every kind, character, and description whatsoever, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, liquidated or unliquidated, arising under the Plan, together with all costs of collection, including, without limitation, reasonable attorneys’ fees and court costs (the “Obligations”).

This is a continuing guaranty which may be enforced before or after proceeding against the Employer for the Obligations and shall remain in effect until the Employer has performed all of its Obligations under the Agreement and the Agreement has terminated or expired. The Company waives all pleas of discussion and division, presentment and demand for payment from the Employee, protests and notice of dishonor or default.

ARTICLE 13: RESTRICTIONS ON ASSIGNMENT

The interest of an Employee or his beneficiary or spouse may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagement, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment attachment, or other legal or equitable process nor shall they be an asset in bankruptcy, except that no amount shall be payable hereunder until and unless any and all amounts representing debts or other obligations owed to the Company or Employer or any affiliate of the Company or Employer by the Employee with respect to whom such amount would otherwise be payable shall have been fully paid and satisfied. The interest of any Employee, beneficiary or spouse shall be held subject to the maximum restraint on alienation permitted or required by applicable Louisiana law.

ARTICLE 14: NATURE OF AGREEMENT

Eligible Employees and their Beneficiaries by virtue of participating under this Plan have only an unsecured right to receive benefits from their Employer as a general creditor of the Employer. The Plan constitutes a mere promise to make payments in the future. The adoption of the Plan and any setting aside of amounts by the Employer with which to discharge its obligations hereunder shall not be deemed to create a trust for the benefit of Eligible Employees or their Beneficiaries; except as provided in any trust document, legal and equitable title to any funds so set aside shall remain in the Employer, and any recipient of benefits hereunder shall have no security or other interest in such funds. Any and all funds so set aside shall remain subject to the claims of the general creditors of the Employer that received services of the Eligible Employee, present and future, and no payment shall be made under this Plan unless the applicable Employer is then solvent. This provision shall not require the Employer to set aside any funds, but the Employer may set aside such funds if it chooses to do so.

ARTICLE 15: CONTINUED EMPLOYMENT

Nothing contained herein shall be construed as conferring upon any Employee the right to continue in the employ of the Company or Employer in any capacity.

ARTICLE 16: BINDING ON EMPLOYER, EMPLOYEES AND THEIR SUCCESSORS

This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns, and each Eligible Employee and his heirs, executors, administrators and legal representatives.

ARTICLE 17: LAWS GOVERNING

This Plan shall be construed in accordance with and governed by the laws of the State of Louisiana, except to the extent that the Plan is governed by the Employee Retirement Income Security Act of 1974 (“ERISA”). It is the Employer’s intent that the Plan shall be exempt from ERISA’s provisions, to the maximum extent permitted by law. To the extent that the Plan is an excess benefit plan (as defined in Section 3(36) of ERISA), it shall be exempt from coverage entirely, as provided in ERISA Section 4(b)(5). The Plan is intended to be unfunded for federal income tax purposes and for purposes of title I of ERISA and intended to provide deferred compensation only for a select group of management or highly compensated employees and shall be exempt from Parts 2, 3, and 4 of ERISA, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.

17.1 Section 409A. If this Plan ceases to be excluded as a foreign plan under Treasury Regulation Section 1.409A-1(a)(3) and Section 1.409A-1(b)(8), the provisions of the Tidewater

Inc. Supplemental Executive Retirement Plan that are required by Code Section 409A are incorporated herein.

ARTICLE 18: MISCELLANEOUS

18.1 Claims and Appeal Procedures . All disputes over benefits allegedly due under this Plan shall be resolved through the procedures for making claims, and appealing from denials of claims, that are set forth in the Summary Plan Description of the Pension Plan.

18.2 Recovery of Payments Made by Mistake. Notwithstanding anything to the contrary, an Eligible Employee or other person receiving amounts from the Plan is entitled only to those benefits provided by the Plan and promptly shall return any payment, or portion thereof, made by mistake of fact or law. The Committee may offset the future benefits of any recipient who refuses to return an erroneous payment, in addition to pursuing any other remedies provided by law.

EXECUTED effective this              day of                         , 2008.

WITNESSES:	TIDEWATER CREWING LIMITED

	By:	/s/ Bruce D. Lundstrum
Bruce D. Lundstrum Vice President

TIDEWATER MARINE NORTH SEA LIMITED

	By:	/s/ Dean Taylor
Dean Taylor Director